                                                                   EXHIBIT 10.17


[AMICUS THERAPEUTICS LOGO]

May 12,2006

Mr. Douglas Branch
1816 Winding Ridge Road
Norman, Ok 73072

 Dear Doug:

         On behalf of Amicus Therapeutics, Inc. (the "Company"), I am pleased to confirm our offer to you for the position of Vice President & General Counsel reporting to me. Your start date will be mutually agreed upon but no later then June 5, 2006. With this offer you agree to devote no less then two-thirds of your time and professional efforts to Amicus Therapeutics.

         Prior to the commencement of your employment you will be required to execute the Company's Confidentiality, Disclosure and Non-Competition Agreement. A copy of this agreement is attached. In addition, as a condition of employment Amicus requires a pre-employment drug screening.

         In consideration for all your services to be rendered to the Company your annual base salary will be $200,000, to be paid bi-weekly in accordance with the Company's payroll practices. Upon the completion of mutually agreed upon individual goals and objectives as well as the achievement of specific Company goals, you will be eligible to receive a year end bonus target of 25% of your base salary, prorated for your date of hire, minus customary deductions.

         Upon approval by the Board of Directors, you will receive an incentive stock option to purchase 100,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock") pursuant to a stock option agreement in form and substance acceptable to the Company. The options will become exercisable over a four-year period as follows: 25% on the first anniversary of the date of grant, and the remaining 75% in equal monthly increments thereafter. The exercise price of the options will be the fair market value of the Company's common stock on the date of grant. Shares issuable upon exercise of each option will be subject to certain transfer restrictions including the right of first refusal. Additionally, exercise of the options will be governed in accordance with the provisions of the Company's stock option plan.

         You will be eligible to participate in the Company's health benefits program and are eligible to participate in the Company's 401(k) as well as any other employee benefit plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available.

6 Cedar Brook Drive   Cranbury, NJ 08512   T: 609-662-2000   F: 609-662-2001   www.amicustherapeutics.com

Douglas Branch
May 12, 2006
Page #2 of 4

         You will be eligible for paid Company holidays as outlined in our Holiday Policy and you will be eligible for twenty (20) days paid vacation, three weeks during the year and one between Christmas and New Years. Vacation accrues on a monthly basis. Because the Company expects to regularly review its benefit programs to keep them up to date and competitive, these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time.

         From your date of hire until October 1, 2006, you primary place of business will be Oklahoma City, OK and you will be expected to be in NJ approximately 2 days per week. After October 1, 2006 your primary place of business will be Cranbury NJ. Given that you currently reside over 50 miles from our location in Cranbury NJ, you will be eligible to receive our "Homeowners Relocation Program". The details of which are enclosed. You must complete your entire move within 12 months of October 1, 2006. Should you voluntarily resign your employment within 12 months of October 1, 2006, you will owe the company the appropriate prorated portion of this relocation.

         In the event that your employment is terminated by the Company, except for "Cause" as defined below, you will be eligible for a continuation of six (6) months salary at the rate in effect at the time of termination following such termination ("Severance Pay"). "Cause" means for any of the following reasons
(i) willful or deliberate misconduct by you that materially damages the company;
(ii) misappropriation of company assets; (iii) conviction of, or a plea of guilty or "no contest" to, a felony or (iv) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances. Payment of Severance by the Company will be subject to and contingent upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility.

Change in Control

         If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within six months of such Change in Control Event, then (i) you will be eligible to receive a continuation of twelve (12) months salary, plus payment of a bonus payment equal to the bonus earned in the preceding year and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

         "Change in Control Event" means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the company; (ii) a merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction or (iii) the sale or disposition of all or substantially all of the company's assets. "Good Reason" means (a) a change in your position with the company or its successors that

Douglas Branch
May 12, 2006
Page #3 of 4

company or its successor greater than 50 miles away from the then current location of the company's principal officers.

         Your right to receive accelerated vesting and salary continuation payments pursuant to the preceding two paragraphs will be subject to and contingent upon your signing a waiver of rights releasing the Company from any and all further liability or responsibility.

         It is important that you understand that the Company does not guarantee employment for any specific period of time. You will be employed on an "at-will" basis. This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company's right to terminate your employment, at any time, for any reason, with or without prior notice or cause.

         In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation that they have the legal right to work in the United States. A copy of Form I-9 and a list of the acceptable documents confirming your right to work in the United States are also attached for your convenience.

         To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return it to the attention of Nicole Schaeffer, Vice President of Human Resources & Leadership Development by May
19, 2006. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Amicus Therapeutics, Inc., and constitutes agreement to conform to Amicus Therapeutics, Inc. rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you.

Douglas Branch
May 12, 2006
Page #4 of 4

         The formality of this letter not withstanding, I extend my personal best wishes and sincere pleasure that you are joining our team. I look forward to working with you.

Sincerely,

/s/ John F. Crowley

John F. Crowley
President & CEO

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

By: Douglas Branch                                        Date: May 15, 2006

/s/ Douglas Branch